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                       February 18, 2024

       Grant Brown
       Chief Financial Officer
       Qorvo, Inc.
       7628 Thorndike Road
       Greensboro, North Carolina 27409-9421

                                                        Re: Qorvo, Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 1, 2023
                                                            Filed May 19, 2023
                                                            File No. 001-36801

       Dear Grant Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing